Exhibit 99.1
Autoliv Expands Share Buy Back Program

(Stockholm, Dec. 15, 2005) - Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the worldwide leader in automotive safety systems - today announced that its Board of Directors has approved an expansion of the Company's stock repurchase program. As a result, management is authorized to repurchase an additional 10 million shares of its outstanding common stock in addition to the 20 million shares repurchased under the previous authorization. The previous mandates have now been fully exercised. According to the new authorization, purchases can be made from time to time as market and business conditions warrant, in open market, either- negotiated or in block transactions. Autoliv currently has 83.7 million shares outstanding

Dividend
At the board meeting, a dividend of 32 cents per share of common stock was declared. This dividend is payable on March 2, 2006, to all shareholders of record at the close of business on February 2, 2006. The Ex-date when the shares will trade without the right to the dividend is January 31.

New Director
To fill a vacancy in the Board the Board today elected Mr. William E. Johnston Jr. for a term, which expires at the 2008 Annual Shareholders Meeting.

Mr. Johnston serves on the Board of Directors of Unitrin, Inc.; a NYSE listed insurance company, where he is Chairman of the Audit Committee and a member of the Compensation Committee. Until August 2004, William Johnston served as a director and as Chairman of the Supervisory Board of Salins Europe S.A., a privately-held producer and distributor of salt products in Europe. Mr. Johnston was President, Chief Operating Officer and a director of Morton International, Inc., a manufacturer of specialty chemicals and salt, from October 1995 until June 2000 when he retired. From June 1999 until June 2000, he was also Senior Vice President of Rohm & Haas Co., a Philadelphia-based specialty chemical company that acquired Morton International, Inc. in 1999. Mr. Johnston, age 65, holds an M.B.A. from the University of Chicago.

Mr. Johnston does not own any shares in Autoliv Inc and has no related transactions with the Company.

The Board of Autoliv Inc. has determined that Mr. Johnston qualifies as independent director under applicable rules and laws. The Board has also elected him to Autoliv's Nominating and Corporate Governance Committee and Compensation Committee.

Shareholders' Meeting
The Board also set May 4, 2006 as the date for the Annual General Meeting of Stockholders to be held in Chicago, IL, USA.

Holders of record at the close of business on March 7, 2006 will be entitled to be present and vote at the Meeting. Notice of the General Meeting, the Annual Report and the Proxy Statement will be mailed to Autoliv's stockholders before the end of March.

Shareholders are urged to return their proxies regardless of whether or not they plan to attend the Meeting.

Inquiries:
Mats Ödman, Vice President. Corp. Comm., Tel. +46 (8) 58 72 06 23, or mob. +46 (708) 32 09 33
Ray Pekar, Director Investor Relations, Tel. +1 (248) 475-0427